Exhibit 99.2

Trailblazer Merger Corp. I Announces Closing of Initial Public Offering and Exercise of Full Over-Allotment Option

NEW YORK – March 31, 2023 – Trailblazer Merger Corp. I (“TBMC”) announced today the closing of its initial public offering of 6,900,000 units, which included the full exercise of the underwriters’ over-allotment option. The units were sold at a price of $10.00 per unit, resulting in total gross proceeds of $69,000,000, prior to deducting underwriting discounts and commissions and other offering expenses. Each unit consists of one share of Class A common stock and one right to receive one-tenth (1/10) of one share of common stock upon the consummation of an initial business combination.

The units began trading on The Nasdaq Global Market (“Nasdaq”) under the ticker symbol “TBMCU” on March 29, 2023. After the securities comprising the units begin separate trading, the shares of common stock and rights are expected to be listed on Nasdaq under the symbols “TBMC” and “TBMCR,” respectively.

LifeSci Capital LLC and Ladenburg Thalmann & Co. Inc. are acting as joint book-running managers of the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 28, 2023. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus, copies of which may be obtained by contacting LifeSci Capital LLC, 250 West 55th Street, 34th Floor, New York, New York 10019, or by calling (646) 889-1200. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

About Trailblazer Merger Corporation I

TBMC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. While TBMC may pursue an initial business combination target in any business or industry, TBMC intends to focus its search for a target business on companies operating in the technology industry.

Cautionary Note Concerning Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the initial public offering, the anticipated use of the proceeds thereof, and the Company’s search for an initial business combination, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. TBMC expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in TBMC’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

TBMC Contact:

Yosef Eichorn

Chief Development Officer

Trailblazer Merger Corporation I

(646) 747-9618

info@trailblazermergercorp.com